Exhibit (16)(b)

NUVEEN INVESTMENT FUNDS, INC.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that the undersigned, a director of the above-referenced Maryland corporation (the “Corporation”), hereby constitutes and appoints MARK J. CZARNIECKI, KEVIN J. McCARTHY, DIANA R. GONZALEZ, CHRISTOPHER M. ROHRBACHER, MARK L. WINGET and ERIC F. FESS, and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him on his behalf and in his name, place and stead, in any and all capacities, to sign, and execute and file one or more Registration Statements on Form N-14 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, including any amendment or amendments thereto, with all exhibits, and any and all other documents required to be filed with any regulatory authority, federal or state, relating to the reorganization of Nuveen Large Cap Value Fund, a series of Nuveen Investment Trust, into Nuveen Dividend Value Fund, a series of the Corporation, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned director of the above-referenced organization has hereunto set his hand this 19th day of November 2020.

/s/ Matthew Thornton III
Matthew Thornton III